Exhibit 4.2

Tencent Music Entertainment Group

(腾讯音乐娱乐集团)

Number	Class A Ordinary Share(s)

Incorporated under the laws of the Cayman Islands

Share capital is US$3,984,000 divided into

(i) 4,800,000,000 Class A ordinary shares of a par value of US$0.000083 each,

(ii) 4,800,000 Class B ordinary shares of a par value of US$0.000083 each, and

(iii) 38,400,000,000 ordinary shares of a par value of US$0.000083 each.

THIS IS TO CERTIFY THAT                                          is the registered holder of                                      Class A ordinary share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the              day of                     by:

DIRECTOR